Exhibit 10.22

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) between ScanSource, Inc., a South Carolina corporation (“Company”), and John J. Ellsworth (“Executive”) (collectively the “Parties”) is effective as of July 1, 2014 (“Effective Date”).
BACKGROUND
The Company and the Executive are parties to that certain Amended and Restated Employment Agreement originally dated as of June 6, 2011, as amended effective as of July 1, 2013 (the “Existing Agreement”), which amended and restated an Employment Agreement originally dated as of May 17, 2010 between the Company and the Executive, which amended and restated an Employment Agreement originally dated as of September 2, 2008, which amended and restated an Employment Agreement originally dated as of July 1, 2008, and which Existing Agreement expires June 30, 2014.
The Company desires to continue to employ Executive as Executive Vice President, General Counsel and Corporate Secretary and Executive is willing to continue to serve in such capacity, and the parties desire to document the terms and conditions of such employment as stated in this Agreement.
In consideration of the foregoing and of the mutual commitments below, including but not limited to the grant of a performance-based restricted stock unit award and the provision of modified severance and other benefits and restrictive covenants (as further described below), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment. On the Effective Date, Executive will be employed in the capacity stated above with such commensurate responsibilities as are assigned to him by the Company’s Board of Directors (the “Board”), or the Chief Executive Officer (the “CEO”). Executive will report directly to the CEO.
2.    Employment Period.
(a)    Unless earlier terminated in accordance with Section 5, the Agreement shall be for a term (the “Employment Period”), beginning on the Effective Date and ending on June 30, 2017, the Employment Period End Date. Provided, however, that if a Change in Control, as defined in Exhibit C hereto, occurs during the Employment Period, the ending date of the Employment Period will be extended so that it expires on the later of the Employment Period End Date or the first anniversary of the date on which the Change in Control initially occurred.

(b)    If the Company does not renew the Agreement, or enter into a new employment agreement with Executive with the same or similar terms as the Agreement, as of the Employment Period End Date, the Executive may choose one of the following two options: (i) the Executive will voluntarily resign from employment with the Company as of the Employment Period End Date and the Company will pay to Executive, on the 30th day after the Employment Period End Date, an amount equal to one (1) times the highest combined annual Base Salary and Variable Compensation earned by Executive from the Company, including any such amounts earned but deferred, in the last three (3) fiscal years before the Employment Period End Date, less normal withholdings; or (ii) the Executive may elect to continue employment with the Company on an at-will basis and, for a maximum of one year following the Employment Period End Date, receive the same salary and incentive compensation opportunity as in effect in the last year of the Agreement.
The Parties agree and acknowledge that: (i) nothing in this Section 2(b) nor any action the Company may take pursuant to this Section 2(b) will give rise to a claim by Executive for termination without Cause, termination for Good Reason, or termination due to the Executive’s Retirement or the normal expiration of the Executive’s Employment Period or for Severance Benefits or any amounts or benefits other than those specifically enumerated in this Section 2(b); (ii) Executive will not be entitled to receive any amounts or benefits under this Section 2(b) if Executive is otherwise entitled to receive or receives benefits under Section 6(a)(iii) of this Agreement or if Executive is in violation of Section 11; and (iii) Executive must execute and provide to the Company a Release, and the period for revoking same must have expired, before the 30th day following the Employment Period End Date in order to receive any amounts or benefits under this Section 2(b). Nothing in this Section 2(b) will prohibit Executive’s employment from being terminated for Cause or for any other event enumerated in this Agreement.
3.    Extent of Service.  During the Employment Period, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder. Provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Chief Executive Officer, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as these activities do not interfere with the performance of Executive’s responsibilities under this Agreement.
4.    Compensation and Benefits; Policies.
(a)    Base Salary.  During the Employment Period, the Company will pay to Executive a base salary at the rate specified on Exhibit A (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time.  The CEO will review the Executive’s Base Salary annually and make recommendations to the Compensation Committee of the Board (the “Compensation Committee”), which Compensation Committee may increase (but not decrease) Executive’s Base Salary from year to year. This annual review of Executive’s Base Salary will consider, among other things, Executive’s performance and the Company’s performance. If Executive becomes eligible during the Employment Period to receive benefits under the Company’s short-term disability policy, the Company will continue to pay Executive’s Base Salary; provided, however, that Executive’s Base Salary during such period will be reduced by any amounts Executive receives under the short-term disability policy.
(b)    Equity Compensation, Variable Compensation, Savings and Retirement Plans.  During the Employment Period, Executive will be entitled to participate in all deferred compensation, savings and retirement plans, practices, policies and programs applicable to executive officer direct reports to the CEO of the Company (the “Peer Executives”) pursuant to their terms. The Executive will also be eligible to receive certain equity-based compensation and certain cash-based variable compensation (such cash-based compensation, the “Variable Compensation”), in each case based on the performance or other criteria established periodically by the Committee, as specified on Exhibit A. The Committee, at its discretion, may award to Executive additional bonuses or other amounts as it deems necessary or deserving based on Executive’s performance. The Executive also will be eligible to receive such additional benefits as are described on Exhibit A.
(c)    Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s eligible dependents may participate pursuant to their terms in the welfare benefit plans, practices, policies and programs provided by the Company which may include, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs (the “Welfare Plans”) to the extent applicable to Peer Executives. Contributions will be required by the Executive.  The Company may, in its sole discretion, modify, or change its Welfare Plans.
(d)    Expenses.  During the Employment Period, Executive will be entitled to receive reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and such reimbursements will be made no later than the last day of the year immediately following the year in which Executive incurs the reimbursable expense. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. No right to reimbursement is subject to liquidation or exchange for other benefits.
(e)    Fringe Benefits. During the Employment Period, Executive will be entitled to fringe benefits, if any, in accordance with the plans, practices, programs and policies of the Company in effect for Peer Executives.
(f)    Vacation.  During each fiscal year during the Employment Period, Executive will be entitled to no less than the number of days of paid vacation specified on Exhibit A.  Executive may take vacation at the times Executive reasonably requests, subject to the prior approval of the person specified on Exhibit A.   Unused vacation time will not carry over to the next fiscal year and will not be paid upon termination of employment.

(g)    Clawback. Executive is subject to and will comply with the Company’s Compensation Recovery Policy (“Clawback Policy”) as the same may be revised or amended from time to time as applicable to Executive. In addition, Executive agrees that he shall be subject to the Company’s Stock Ownership and Retention Policy, as in effect from time to time, if and to the extent applicable to Executive.
5.    Termination of Employment.
(a)    Death, Retirement or Disability.  Executive’s employment terminates automatically upon Executive’s death or Retirement during the Employment Period.  For purposes of this Agreement, “Retirement” means, unless the Compensation Committee determines otherwise, the occurrence of both (i) the Executive’s non-Cause termination of employment with the Company at any time on or after attaining a minimum age of 55 with 10 or more years of employment with the Company, and (ii) the Compensation Committee’s determination that the Executive’s termination qualifies as a retirement. If the Company determines that the Executive has become disabled during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. Executive’s employment with the Company will terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), unless, within the 30 days after such receipt, Executive has returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” means a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, if any. If the Company has no long-term disability plan, “Disability” will mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental condition which has lasted (or can reasonably be expected to last) for twelve workweeks in any twelve-month period. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred will be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Company.  If the two physicians are unwilling to certify that the Executive is disabled, Executive’s termination will be deemed a termination by the Company without Cause and not a termination because of his Disability.
(b)    Termination by the Company.  The Company may terminate Executive’s employment with or without Cause.  For purposes of this Agreement, “Cause” means:
(i)    engaging in unethical or illegal conduct or misconduct, which includes but is not limited to violations of the Company’s policies concerning employee conduct; or
(ii)    the Executive’s breach of any material (as determined by the Board or the Compensation Committee) term of this Agreement.
Regardless of whether Executive’s employment initially is considered to be terminated for any reason other than Cause, the Executive’s employment will be considered to have been terminated for Cause for purposes of this Agreement if the Board or the Committee determines after Executive’s employment ends that the Executive violated Section 5(b) above while employed.
(c)    Termination by Executive.  Executive’s employment may be terminated by Executive for Good Reason or no reason.  For purposes of this Agreement, “Good Reason” means:
(i)    without the consent of Executive, the assignment to Executive of any duties materially inconsistent for Peer Executives, excluding an isolated, insubstantial, and inadvertent action taken in good faith which is remedied by the Company promptly after receipt of notice from Executive;
(ii)    a material reduction, without the consent of the Executive, by the Company in Executive’s Base Salary or a material reduction in Executive’s Variable Compensation opportunity;
(iii)    the failure by the Company (A) to continue in effect any compensation plan in which Executive participates as of the Effective Date that is material to Executive’s total base compensation, unless the Company provides a substantially equivalent alternative plan, or (B) to continue Executive’s participation in the alternative plan on a basis that is substantially equivalent in terms of the value of benefits provided, in each case unless the Executive so consents;
(iv)    the Company’s requiring Executive, without his consent, to be based at any location that increases Executive’s normal work commute by fifty (50) miles or more as compared to Executive’s normal work commute or otherwise is a material change in the location at which Executive is based;
(v)    any failure by the Company to comply with and satisfy Section 12(c) of this Agreement, unless the Executive so consents;
(vi)    the material breach of this Agreement by the Company, unless the Executive so consents; or
(vii)    the termination of employment by the Executive during the 60-day period beginning on the six-month anniversary of a Change in Control, if the Company or a successor entity has not offered the Executive a new employment agreement after or in contemplation of a Change in Control with substantially the same or better compensation and terms and conditions of employment as are stated in this Agreement.
Executive must provide written notice to the Company of Executive’s intent to terminate employment for Good Reason within 30 days of the initial existence of the Good Reason. The Company will have an opportunity to cure any claimed event of Good Reason within 30 days of notice from Executive. The Board’s good faith determination of cure will be binding.  The Company will notify Executive in writing of the timely cure of any claimed event of Good Reason and how the cure was made. Any Notice of Termination delivered by Executive based on a claimed Good Reason which was thereafter cured by the Company will be deemed withdrawn and ineffective to terminate this Agreement. If the Company fails to cure any claimed event of Good Reason within 30 days of notice from Executive, Executive must terminate employment for such claim of Good Reason within 180 days of the initial existence of the Good Reason, and if Executive fails to do so, such claimed event of Good Reason will be deemed withdrawn and ineffective to terminate this Agreement.
(d)    Notice of Termination; Basis of Termination.  Any termination of Executive’s employment by the Company or by Executive must be communicated by Notice of Termination to the other Party in accordance with Section 13(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) states the specific termination provision in this Agreement relied upon, including whether such termination is for Cause or Good Reason, (ii) if such termination is for Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provisions so indicated, and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, or preclude Executive or the Company from asserting applicable facts or circumstances in enforcing rights under this Agreement. The Compensation Committee or the Board shall (except as otherwise provided in Section 5(a) with respect to Disability) have discretion to determine the basis for any termination of employment of Executive.
(e)    Date of Termination.  The “Date of Termination” means, unless the Parties agree otherwise in writing (other than with respect to death) the date specified in the Notice of Termination or, if Executive’s employment is terminated by reason of death, Retirement or Disability, the date of death or Retirement or the Disability Effective Date.
6.    Obligations of the Company upon Termination.
(a)    Termination by Executive for Good Reason; Termination by the Company Other Than for Cause, Death, Disability or Retirement; Effect of Expiration of Employment Period.  If, during the Employment Period: (i) the Company terminates Executive’s employment other than for Cause, death, Disability, or Retirement or the normal expiration of the Employment Period, or (ii) Executive terminates employment for Good Reason following the Company’s failure to cure such Good Reason as set forth in Section 5(c) of this Agreement, the Company will pay Executive the following amounts and provide the following benefits:
(iii)    Executive’s Base Salary earned through the Date of Termination to the extent not already paid (such amount is hereinafter referred to as the “Accrued Obligations”) will be paid as soon as practicable after the Date of Termination per the Company’s customary payroll practices;

(iv)    to the extent not previously paid or provided and only if earned as of the Date of Termination, the Company will timely pay or provide to Executive any other amounts or benefits which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (the “Other Benefits”) pursuant to the terms of such Other Benefits; and
(v)    subject to Section 13(i) of this Agreement and Executive’s execution of a Release in substantially the form of Exhibit B hereto (the “Release”) within the time set forth in Section 6(g) of this Agreement, the Company will (1) pay to Executive the amount in (A) beginning with the Company’s first normal payroll cycle that occurs at least 30 days after the Date of Termination, (2) pay the amount in (B) as set forth below, and (3) provide the benefits in (C):
(A)    a single year of compensation in an amount equal to one (1) times the average annual Base Salary and Variable Compensation earned by Executive from the Company, including any such amounts earned but deferred, in the last three fiscal years before the Date of Termination the (“Average Compensation Amount”), less normal withholdings, and an additional amount (the “Retention Benefit”) equal to one-twelfth (1/12) times the Average Compensation Amount times the number of full years beyond ten (10) years that the Executive was consecutively employed by the Company prior to the Date of Termination, less normal withholdings (collectively the “Severance Benefits”); provided, however, that the maximum amount that Executive may receive under this Section 6(a)(iii)(A) is two (2) times the Average Compensation Amount, less normal withholdings. Notwithstanding the foregoing, if the Date of Termination occurs within 12 months after or prior to and otherwise in contemplation of (as determined by the Board or the Compensation Committee) a Change in Control, as defined in Exhibit C, Executive will receive Severance Benefits in an amount equal to two and a half (2.5) times the Average Compensation Amount, less normal withholdings, but no Retention Benefit. With respect to any amounts due Executive under this Section 6(a)(iii)(A), the payments shall be made in bi-weekly installments pursuant to the Company’s normal payroll cycle during the term of the 24-month period referenced in Sections 11(c)(i) through 11(c)(vi). If Executive is entitled to receive severance benefits under this Section 6(a)(iii)(A), then he shall not be entitled to receive severance benefits under the Company’s Severance Pay Plan for Officers, as such plan may be amended, or any successor plan. The Average Compensation Amount defined herein is to exclude any fiscal years in which the Executive was not employed by the Company, include any partial fiscal years (which shall be annualized), and not include the then current fiscal year;
(B)    a bonus equal to the pro rata portion (based on the number of days elapsed in the current fiscal year through the Date of Termination) of the current fiscal year annual Variable Compensation, if any, that would otherwise be payable if the Executive had continued employment through the end of the current fiscal year based on actual performance (the “Pro Rata Bonus”). The Pro Rata Bonus, if any, less normal withholdings, will be paid within 30 days of the Committee’s certification that the Executive has met the necessary performance criteria, which will be no later than the later of March 15 following the end of the calendar year in which Executive’s right to the bonus vests or the 15th day of the third month following the end of the Company’s fiscal year in which Executive’s right to the bonus vests; and
(C)    for up to twenty-four (24) months following the Date of Termination (the “Continuation Coverage Period”), Executive shall be entitled to participate (treating Executive as if he were an active employee of the Company for this purpose) in the Company’s medical (including prescription drug coverage) and dental plan (the “Company Health Care Plans”). Executive shall pay the entire premium charged for the coverage of Executive and, if applicable, his dependents under the Company Health Care Plans. During the first eighteen (18) months of the Continuation Coverage Period, the premium required for the continuation coverage provided pursuant to this paragraph (C) shall be equal to the premium required by the continuation of coverage requirements of Section 4980B of the Code and Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) for such continuation coverage (the “COBRA Rate”). During the remainder of the Continuation Coverage Period, the premium required for the continuation coverage shall be the greater of the COBRA Rate or the actuarially determined cost of the continuation coverage as determined by an actuary selected by the Company (i.e., the access only rate). The Company shall reimburse Executive for the difference between the monthly premium amount actually paid by Executive pursuant to this paragraph (C) and the monthly premium amount paid by active employees for the same level of coverage under the Company Health Care Plans. Such reimbursement shall be paid to Executive by the 20th day of the month immediately following the month in which Executive timely remits the required premium payment. The right to reimbursement and the coverage provided pursuant to this paragraph (C) shall terminate prior to the end of the Continuation Coverage Period if Executive is eligible to receive similar benefits under another employer-provided or group plan (which plan may be the plan of his new employer or his spouse’s employer). Company makes no representation to Executive regarding the tax consequences of any benefits that may be received pursuant to this Section 6(a)(iii)(C). Executive agrees to pay any federal, state, or local taxes for which he may become personally liable as a result of any such benefits received.
(D)    Executive’s entitlement to receive or retain the amounts set forth in this Section 6 are conditioned on Executive’s compliance with the

Restrictions on Conduct described in Section 11. Executive’s breach or threatened breach of Section 11 shall entitle the Company to immediately cease any payments hereunder, or to refuse payment in the first instance, and the Company shall further be entitled to recover any payments previously made to Executive under this Section 6.
(b)    Death. If Executive’s employment is terminated because of Executive’s death during the Employment Period, this Agreement will terminate without further obligations to Executive or Executive’s legal representatives under this Agreement other than (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in Section 6(a)(iii)(B), and (iii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii) of this Agreement. The Accrued Obligations and the Pro Rata Bonus will be paid to Executive’s estate or beneficiary, as applicable. Other Benefits as used in this Section 6(b) will include, without limitation, and Executive’s estate and/or beneficiaries will be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death pursuant to the terms of such Other Benefits.
(c)    Disability.  If Executive’s employment is terminated because of Executive’s Disability during the Employment Period, this Agreement will terminate without further obligations to Executive other than (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in Section 6(a)(iii)(B), and (iii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii) of this Agreement. The term Other Benefits as used in this Section 6(c) includes, without limitation, and Executive will be entitled after the Disability Effective Date to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Executive and his family on the Date of Termination pursuant to the terms of such Other Benefits.
(d)    Retirement. If Executive's employment is terminated because of Executive's Retirement during the Employment Period, this Agreement will terminate without further obligations to Executive other than (i) the payment of Accrued Obligations as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus as described in Section 6(a)(iii)(B), and (iii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii) of this Agreement. The term Other Benefits as used in this Section 6(d) includes, without limitation, and Executive will be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as applicable to Executive on the Date of Termination pursuant to the terms of such Other Benefits.
(e)    Cause or Voluntary Termination without Good Reason.  If Executive’s employment is terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement will terminate without further obligations to Executive, other than for (i)

the payment of Accrued Obligations as described in Section 6(a)(i), and (ii) the timely payment or provision of Other Benefits as described in Section 6(a)(ii).
(f)    Expiration of Employment Period.  For clarification, if Executive’s employment is terminated due to the normal expiration of the Employment Period or is terminated within 60 days after the Employment Period End Date (in each case, for reasons other than Cause, death, Disability or Retirement), this Agreement will terminate without further obligations to Executive, other than for (i) the payment of Accrued Obligations if and to the extent applicable as described in Section 6(a)(i), (ii) the payment of the Pro Rata Bonus if and to the extent applicable as described in Section 6(a)(iii)(B), (iii) the payment of the Severance Benefits (subject to the Executive’s execution of the Release) if and to the extent applicable as described in Section 6(a)(iii)(A), and (iv) the timely payment or provision of Other Benefits if and to the extent applicable as described in Section 6(a)(ii). Notwithstanding anything to the contrary in this Agreement, if the Agreement is not renewed and a new employment agreement is not offered and the Executive remains an employee of the Company in any capacity, Executive’s employment will not be governed by this Agreement and Executive will be an at-will employee.   In that instance, Executive remains subject to the Restrictions on Conduct described in Section 11. Further, the parties agree that the benefits provided under Section 2(b) herein are intended to be in lieu of, and not in addition to, comparable benefits provided under Section 6.
(g)    Execution of Release. Notwithstanding anything to the contrary in this Section 6, the Release must be executed and provided to the Company, and the period for revoking same must have expired, before the 30th day following the Date of Termination.
7.    Non-exclusivity of Rights.  Nothing in this Agreement prevents or limits Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 13(d), will anything in this Agreement limit or otherwise affect any rights Executive may have under any contract or agreement with the Company.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice, program, contract or agreement with the Company at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement.
8.    Mandatory Reduction of Payments in Certain Events. Any payments made to Executive under this Agreement will be made with the Executive’s best interests in mind related to the excise (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).
(a)    Anything in this Agreement to the contrary notwithstanding, if it is determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the Excise Tax, then, before making the Payment to Executive, a calculation will be made comparing (i) the net benefit to Executive of all Payments after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments will be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  In that event, any reduction in payments shall be made by the Company in its sole discretion, in a manner intended to be consistent with Code Section 409A.
(b)    The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 8(a)(i) and (ii) above will be made by the Company's regular independent accounting firm at the expense of the Company or, at the election and expense of Executive, another nationally recognized independent accounting firm (the “Accounting Firm”) acceptable to the Company which will provide detailed supporting calculations.  Any determination by the Accounting Firm will be binding upon the Company and Executive.  As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments to which Executive was entitled, but did not receive pursuant to Section 8(a), could have been made without the imposition of the Excise Tax (an "Underpayment").  In such event, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of Executive.
(c)    If the provisions of Code Section 280G and Section 4999 or any successor provisions are repealed without succession, this Section 8 will be of no further force or effect.
9.    Costs of Enforcement.  Subject to Section 8(b), each Party will pay its own costs and expenses incurred in enforcing or establishing its rights under this Agreement, including, without limitation, attorneys’ fees, whether a suit is brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings.
10.    Representations and Warranties.  Executive represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any restrictive covenant not to compete, not to solicit or not to disclose or use confidential information, with any person or entity, and Executive’s execution of this Agreement and performance of his obligations will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.
11.    Restrictions on Conduct of Executive.
(a)    General. Executive agrees that as part of the executive-level role he will have and services he will perform for the Company, he will be exposed to, and help create and maintain, unique and proprietary methods and information in each market in which the Company does business which give the Company competitive advantages over other “Competitive Businesses,” as well as develop goodwill with the Company’s customers, suppliers, vendors, advertisers, employees and the general public. By virtue of the position Executive will hold, Executive is receiving, will receive, or will be provided access to the Company’s unique methods of doing business, including: (1) methods for locating and dealing with vendors, customers, suppliers and advertisers as well as pricing information, distribution channels, and other terms of those relationships; (2) “Confidential Information” and “Trade Secrets;” (3) established relationships and other elements that together comprise goodwill; and/or (4) unique knowledge and training regarding product development, its engineering, product specification, material suppliers, material specifications, product suppliers, manufacturing knowledge and methods, customer feedback, surveys, design-around information, research and development information, internal quality control tests, other quality control information, and other similar proprietary information. Executive agrees that the competitive advantage and goodwill the Company has created, and which Executive will assist in furthering and maintaining, is an important and legitimate business asset of the Company. It would be unfair for Executive to use Confidential Information and Trade Secrets obtained during and as a result of his employment with the Company for the benefit of an organization other than the Company. Executive has agreed to certain restrictions in exchange for his being eligible for certain severance benefits under the conditions described in this Agreement. Executive further agrees that it would be impossible to protect against improper and unfair competitive advantages without restricting Executive’s activities in each market where the Company has existing customers or prospective customers during Executive’s employment. No lesser territorial restriction would protect the Company’s business interests given the nature of Executive’s role within the Company and access to Confidential Information and Trade Secrets. Executive agrees that these provisions do not preclude him from earning a living.
(b)    Definitions. The following capitalized terms used in this Section 11 will have the meanings assigned to them below, which definitions will apply to both the singular and the plural forms of these terms:
“Competitive Business” means (A) any distributors of any goods or services in or to the point of sale, automatic identification, data capture, security, business telephony, 3D printing, and communication products if such entity distributes or provides any product or service that is the same or substantially similar to any product or service offered or in development by the Company, including reasonable alternatives, as well as (B) the Company’s top ten (10) vendors (in terms of revenue) at any point within the final two (2) years of Executive’s employment with the Company; provided, however, that the CEO may, in his discretion, determine that the term “Competitive Business” does not include a particular vendor or distributor. Competitive Business includes, but is not limited to, any entity formed by Executive, formally or informally, as well as work by Executive as a consultant or independent contractor.
“Confidential Information” means any and all of the Company’s Trade Secrets, confidential and proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, any information or documents about: the Company’s accounting practices; financial data; financial plans and practices; the Company’s operations; its future plans (including new products, improved products, and products under development); its methods of doing business; internal forms, checklists, or quality assurance testing; programs; customer and supplier lists or other such related information as pricing or terms of business dealings; supply chains; shipping chains and prices; packaging technology or pricing; sourcing information for components, materials, supplies, and other goods; employees; pay scales; bonus structures; contractor information and lists; marketing strategies and information; product plans; distribution plans and distribution channel relationships; business plans; manufacturing, operation, sales and distribution processes; costs; margins for products; prices, sales, orders and quotes for the Company’s business that is not readily attainable by the general public; existing and future services; testing information (including methods and results) related to materials used in the development of the Company’s products or materials that could be used with the Company’s products; development information (including methods and results) related to computer programs that design or test products or that track information from a central database; and the computer or electronic passwords of all employees and/or firewalls of the Company. Confidential Information also includes any information defined in this subsection which the Company obtains from another party and treats as proprietary or confidential, whether or not owned or developed by the Company. Notwithstanding the definitions stated above, the term Confidential Information does not include any information which (i) at the time of disclosure to Executive, was in the public domain; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain through no fault of Executive; (iii) without a breach of duty owed to the Company, was already in Executive’s possession at the time of disclosure; (iv) was received after disclosure to Executive from a third party who had a lawful right to the information other than through a relationship of trust and confidence with the Company, and without a breach of duty to the Company, disclosed the information to Executive; or (v) where Executive can show it was independently developed by Executive on non-Company time without reference to, or reliance upon, other Confidential Information or Trade Secrets.
“Restricted Territory” means any location in the United States where (1) Executive performed services for the Company or its affiliates or had contact with the Company’s customers, vendors, or suppliers; and (2) where the Company or its affiliates is actively manufacturing, marketing, selling, or distributing its products within the final two (2) years of Executive’s employment, or places where the Company made affirmative steps to manufacture, market, sell, or distribute its products within the final six (6) months of Executive’s employment. If Executive was assigned only a portion of the territory in which the Company operates or sells, then the Restricted Territory shall be narrowly construed to include only the limited geographic area in which Executive represented and worked for the Company or was able to establish contact with the Company’s customers, vendors, or suppliers.
“Trade Secrets” means information related to the business or services of the Company which (1) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reasonable reverse engineering processes by persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts by the Company and affiliated third parties that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria in clauses (1) and (2) are met, Trade Secret encompasses business and technical information including, without limitation, know-how, designs, formulas, patterns, compilations, programs, devices, inventions, methods, techniques, drawings processes, finances, actual or potential customers and suppliers, and existing and future products and services of the Company. Notwithstanding the definitions stated above, the term Confidential Information does not include any information which (i) at the time of disclosure to Executive, was in the public domain; (ii) after disclosure to Executive, is published or otherwise becomes part of the public domain through no fault of Executive; (iii) without a breach of duty owed to the Company, was already in Executive’s possession at the time of disclosure; (iv) was received after disclosure to Executive from a third party who had a lawful right to the information through some avenue other than through a relationship of trust and confidence with the Company, and without a breach of duty to the Company, disclosed the information to Executive; or (v) where Executive can show it was independently developed by Executive on non-Company time without reference to, or reliance upon, other Confidential Information or Trade Secrets.
(c)    Restrictions. Executive understands and agrees that the compensation the Company has agreed to provide pursuant to this Agreement would not be as lucrative if the restrictions set forth in this section were not included in this Agreement. Therefore, in consideration of the compensation provided in this Agreement, and the other terms agreed to by the Company, along with the disclosure (and continued disclosure of Confidential Information and Trade Secrets) a portion of which is being paid to compensate Executive for these covenants, Executive covenants and agrees as follows:
(i)    Non-Compete.
a.    For the term of Executive’s employment, and for a period of twenty-four (24) months following the Date of Termination, with or without Cause or Good Reason, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, own, manage, operate, join, control, be employed by or with, or participate in any Competitive Business in the Restricted Territory in which he would provide the same or substantially the same services to the Competitive Business as those Executive provided to the Company during the last two (2) years of Executive’s employment with the Company.
b.    If for any reason, paragraph 11(c)(i)(a) is deemed unenforceable by any court or arbitrator, the parties agree that for the term of Executive’s employment, and for a period of twenty-four (24)

months following the Date of Termination, with or without Cause or Good Reason, Executive will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, own, manage, operate, join, control, be employed by or with, participate in, or provide the same or substantially the same services as those Executive provided to the Company during the last two (2) years of Executive’s employment with the Company to any of the following entities: Ingram Micro, Tech Data, Avnet, BlueStar, Westcon, Arrow, Agilysis, Azerty, PC POS, Jarltech, Jenne, Securematics, Synnex, Alliance (NEI), NEXTUSA, ADI, Tri- Northern, Anixter, Motorola, Avaya, Polycom, Aruba Networks, Honeywell-Intermec, Zebra Technologies, Shoretel, CISCO Systems, Toshiba, Plantronics.
(ii)    Non-Solicitation of Vendors, Manufacturers, Customers, or Suppliers. For the term of Executive’s employment, and for a period of twenty-four (24) months following the Date of Termination, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s vendors, manufacturers, customers or suppliers with whom Executive had business contact during the course of Executive’s employment with the Company for any Competitive Business for the purpose of providing the same or substantially the same products or services as those provided by the Company and will not induce or encourage any vendors, manufacturers, customers or suppliers to cease doing business with the Company or materially alter their relationship with the Company;
(iii)    Non-Solicitation of Prospective Vendors, Manufacturers, Customers or Suppliers. For the term of Executive’s employment, and for a period of twenty-four (24) months following the Date of Termination, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s prospective vendors, manufacturers, customers or suppliers with whom Executive had business contact during the course of Executive’s employment with the Company for any Competitive Business;
(iv)    Non-Solicitation of Employees. For the term of Executive’s employment, and for a period of twenty-four (24) months following the Termination Date, Executive agrees he will not, directly or indirectly, alone or in association with or on behalf of any other person or entity, solicit any of the Company’s employees to leave the Company to provide services for any Competitive Business;
(v)    Non-Disclosure. For the term of Executive’s employment, and for a period of no less than twenty-four (24) months from the Date of Termination (for Confidential Information) or for so long as the information remains protected under this Agreement or applicable statute (for Trade Secrets) thereafter, Executive agrees that he will not, either directly or indirectly, misappropriate, take, remove, publish, disseminate, provide, or otherwise disclose any Confidential Information or Trade

Secrets to any third party, unless required to do so by legal process or other law, without the Company’s prior written consent. Executive agrees that if he believes he is compelled to reveal Confidential Information or Trade Secrets pursuant to the limited exception provided herein, Executive will provide the Company at least seven (7) days advance notice before doing so, will explain the specifics under which such Confidential Information or Trade Secrets are to be disclosed, and will allow the Company to take steps to prevent the disclosure or use of its Confidential Information or Trade Secrets.
(vi)    No Misuse of Confidential Information or Trade Secrets. For the term of Executive’s employment, and for a period of no less than twenty-four (24) months from the Date of Termination (for Confidential Information) or for so long as the information remains protected under this Agreement or applicable statute (for Trade Secrets) thereafter, Executive agrees that he will not, either directly or indirectly, for his own behalf or otherwise, use in any manner the Company’s Confidential Information or Trade Secrets.
(vii)    Return of Company Property. Within two (2) business days following Executive’s Date of Termination, Executive shall return to the Company any and all documents, materials, tangible information, or other property reflecting or containing the Company’s Confidential Information or Trade Secrets or that otherwise belong to the Company that Executive has in his possession. Employee will also permanently delete or remove any programs or data containing or reflecting such information and shall retain no copies of any kind. Executive acknowledges that all such materials are the sole exclusive property of the Company and that Executive has no right, title, or interest in such information. If requested by the Company, Executive further agrees to execute a stipulation that he has complied with this Section 11(c)(vii).
(d)    Non-Disparagement. The Company and Executive agree that for the term of Employee’s employment, and for a period of five (5) years thereafter, they will not disparage each other to any non-governmental third parties. Nothing in this subsection should be interpreted as any restriction on either Party’s compliance with any laws requiring or compelling disclosure, or any disclosures that are considered absolutely privileged, such as legal proceedings, subject to the other terms of this Agreement.
(e)    Severance and Reformation. The Company and Executive agree that the provisions of Section 11, including all subparts, are intended to strike the balance between Executive earning a livelihood and the Company protecting its legitimate business interests. The Parties have drafted the provisions of Section 11, including all subparts, to allow for enforcement. The Parties agree that should a court determine that any word, phrase, clause, sentence, paragraph, or other part of this Agreement is unreasonably broad in time, territory, or scope so as to render any remaining provisions unenforceable, the Parties desire the court to modify or strike the offending language in the narrowest way possible and enforce the remainder as if the offending language was not there, so that only reasonable restrictions are enforced.
(f)    Elective Right of the Company. If Executive challenges the enforceability of the restrictive covenants contained in this Section 11 (the “Restrictive Covenants”) (or asserts an affirmative defense to an action seeking to enforce the Restrictive Covenants) based on an argument that the Restrictive Covenants are (i) not enforceable as a matter of law, (ii) unreasonable in geographical scope or duration or (iii) void as against public policy, the Company shall be entitled to (1) to cease making the payments required under Section 2(b) and/or Section 6 above, and (2) upon demand, to have Executive repay, within 10 business days of any such demand, any payments already made.  Any right afforded to, or exercised by, the Company under this Agreement will not affect the enforceability of the Restrictive Covenants or any other right or remedy, equitable or otherwise, of the Company under this Agreement.
12.    Assignment and Successors.
(a)    This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives.
(b)    This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” will mean the Company as herein before defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
13.    Miscellaneous.
(a)    Waiver.  Failure of either Party to insist, in one or more instances, on performance by the other, or any other employee under a similar agreement, in strict accordance with the terms and conditions of this Agreement will not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless the waiver is in a writing signed by the Party making the waiver.
(b)    Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which will remain in full force and effect.
(c)    Other Agents.  Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.
(d)    Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between the Parties on the subject matter hereof. From and after the Effective Date, this Agreement will supersede the Existing Agreement and any other agreement between the Parties on the subject matter hereof, and, without limiting the effect of the foregoing, the Executive shall have no further rights in or to any benefits or payments under the Existing Agreement, and the Agreement shall control with respect to the subject matter hereof.
(e)    Governing Law and Jurisdiction.  Without regard to conflict of laws principles, the laws of the State of South Carolina will govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.
(f)    Notices.  All notices, requests, demands and other communications required or permitted in this Agreement must be in writing and will be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:
To Company:        ScanSource, Inc.
6 Logue Court
Greenville, SC 29615
Attn: Chief Executive Officer
To Executive:        To the address specified on Exhibit A
Any Party may change the address to which notices, requests, demands and other communications will be delivered or mailed by giving notice thereof to the other Party in the same manner provided herein.
(g)    Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both Parties, which makes specific reference to this Agreement.
(h)    Construction. Each Party and his or its counsel have been provided the opportunity to review and revise this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.  Instead, the language of all parts of this Agreement will be construed as a whole, and according to its fair meaning, and not strictly for or against either party.

(i)    Deferred Compensation Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit provided under this Agreement that is considered to be “deferred compensation” subject to Code Section 409A will be provided in such manner and at such time, including without limitation in connection with a permissible payment event under Code Section 409A, as is exempt from or complies with the requirements of Code Section 409A. All rights to payments and benefits under this Agreement are to be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. Termination of employment under this Agreement, to the extent required by Code Section 409A, will be construed to mean a “separation from service” under Code Section 409A and related regulations. The terms of this Agreement are intended to, and will be construed and administered to the fullest extent possible, to permit compensation to be paid under this Agreement to be exempt from or comply with Code Section 409A. Regardless, neither the Company nor its directors, officers or agents will be liable to Executive or anyone else if the Internal Revenue Service or any court or other authority determines that any payments or benefits to be provided under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with or be exempt from Code Section 409A.
Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that constitutes non-exempt “deferred compensation” under Code Section 409A would otherwise be provided under this Agreement due to Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the associated final regulations), then, to the extent required by Code Section 409A, such payments or benefits will be delayed, to the extent applicable, until six months after Executive’s separation from service or, if earlier, Executive’s death (the “409A Deferral Period”). If such payments are otherwise due to be made in installments during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period will be accumulated and paid in a lump sum during the seventh month following the Executive’s separation from service, and the balance of the payments will be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having the right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.
With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Code Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

14.    Arbitration. Executive shall be required (in lieu of litigation) to have any and all disputes or controversies arising under or in connection with this Agreement settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes and the Federal Arbitration Act, 9 U.S.C. §1, et seq. subject to the following: (a) such arbitration shall take place in Greenville, South Carolina; (b) such arbitration shall be arbitrated by one (1) neutral arbitrator with at least ten (10) years of employment arbitration experience and chosen by both parties from the AAA Roster of Neutral Arbitrators; (c) either party may seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal; (d) discovery shall consist of the exchange of non-confidential and non-privileged documents that are strictly relevant to the claims before the arbitrator, shall be concluded within forty-five (45) days following the appointment of the arbitrator, and, in case of depositions, shall consist of no more than three (3) depositions per party with a maximum duration of three (3) hours each and all depositions shall be held within thirty (30) days of the making of a request; (e) the arbitration will be based on the submission of documents and there shall be no in-person or oral hearing; (f) the award shall be issued within six (6) months of the filing of the notice of intention to arbitrate and the arbitrator shall agree to comply with this schedule before accepting appointment; (g) except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties; (h) the arbitrator shall not have authority to award punitive damages; (i) each party shall bear its own attorney’s fees with the Company bearing the arbitrator’s and administrative fees related to arbitration; and (j) judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.
15.    Survival. All non-competition, non-solicitation, non-disclosure and use, and non-recruiting obligations in Section 11 of this Agreement shall survive the voluntary or involuntary termination of Executive’s employment with or without cause, and no dispute regarding any other provisions of this Agreement or regarding Executive’s employment or the termination of Executive’s employment shall prevent the operation and enforcement of these obligations.
16.    Tolling. The restricted time periods in Section 11 above shall be tolled during any time period that the Executive is in violation of such covenants, as determined by a court of competent jurisdiction, so that the Company may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which the Executive has continued to violate such protective covenants and a court has declined to enjoin such conduct or the Executive has failed to comply with any such injunction.
17.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which construed together shall constitute on and the same Agreement. Executive agrees that the Company may enforce this Agreement with a copy that is only signed by Executive.
[Rest of page blank; signature page follows]

[Signature page to Employment Agreement]
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the dates indicated below.
EXECUTIVE:                    SCANSOURCE, INC.:

/s/ John J. Ellsworth                By:    /s/ Michael L. Baur

Name: John J. Ellsworth                Name:    Michael L. Baur

Date:     June 25, 2014                    Title:    CEO

Date:     6/25/14

EXHIBIT A TO EMPLOYMENT AGREEMENT

Executive:    John J. Ellsworth

Base Salary: $350,000 annually

Variable Compensation (Incentive Compensation Opportunity): Annual target Variable Compensation award opportunity of a maximum amount of 55% of annual Base Salary, based upon Executive’s performance and attainment of performance goals established by the Compensation Committee, as determined in the Compensation Committee’s discretion and subject to terms of applicable Company plan or program.

Annual Equity Award: Consideration for inclusion in the Company’s annual equity grant, subject to Compensation Committee discretion and the terms of the Company’s 2013 Long-Term Incentive Plan or other applicable plan (the “2013 Plan”) and related award agreement(s).

Performance-Based Award: Grant of performance- and service-based restricted stock unit award under the 2013 Plan with a target value of $150,000 ($50,000 per year), which award shall have a three-year performance period, and which shall be subject to such performance, service and other terms and conditions established by the Compensation Committee (including but not limited to discretion of the Compensation Committee as to the extent, if any, to which the award is earned), or as may apply under the 2013 Plan and related award agreement; number of shares of Common Stock subject to award to be determined by dividing award dollar value by fair market value of Common Stock, as determined by the Compensation Committee using averaging or other methodology established by the Compensation Committee.

Deferred Compensation: For each of the calendar years of the term of the Agreement (including calendar year 2017), Executive shall be eligible to participate in the Company’s Nonqualified Deferred Compensation Plan by deferring up to 25% of compensation eligible for deferral under such plan, and a match of 60% of deferred amounts will be made by the Company on the first 25% of compensation, up to a maximum of $75,000.

Benefits: All benefits generally offered to Peer Executives as well as the following:

•	Short-term disability benefits equating to salary continuation.

•
Long-term disability benefits targeting approximately 75% of income replacement (up to $125,000 per month). If disabled after year 5 will receive a lump sum payment equal to the monthly benefit amount through age 65.

•	Term life insurance - $1,000,000 policy (subject to underwriting) and a $500,000 policy (subject to limited underwriting).

•	Comprehensive physical program allowing Executive to receive an annual examination at no cost.

Days of Paid Vacation per Fiscal Year:    Approving Person:

20 days (per Company policy)        Chief Executive Officer

Executive Notice Address:

521 Windemere Lane
Spartanburg, SC 29301

Initials: JJE/MLB

EXHIBIT B TO EMPLOYMENT AGREEMENT

Form of Release

THIS RELEASE (“Release”) is granted effective as of the ____ day of __________, ____, by __________________ (“Executive”) in favor of ScanSource, Inc. (“ScanSource” or the “Company”).  This is the Release referred to in that certain Employment Agreement dated effective as of July 1, 2014 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1.    Release of the Company.  Executive, for himself, his successors, assigns, executors, administrators, insureds, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, shareholders, stockholders, trustees, partners, joint ventures, board members, employees, agents, parent corporations, divisions, wholly or partially owned subsidiaries, affiliates, estates, predecessors, successors, heirs, executors, administrators, assigns, representatives, and attorneys (the “Released Parties”), from any and all legal, administrative, and equitable claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs, or liabilities of any nature whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive.  It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal, state or local statutes, except as provided in Paragraph 2. Without limiting the broadness of the foregoing language, Executive agrees to release Company from any and all claims under:

1.	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991;

2.	Section 1981 of the Civil Rights Act of 1866, as amended;

3.	Executive Orders 11246, 13496 and 11141;

4.	the Equal Pay Act of 1963;

5.	the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

6.	the Americans with Disabilities Act of 1990 and any amendments thereto, including the ADA Amendments Act of 2008;

7.	the Rehabilitation Act of 1973;

8.	the Employee Retirement and Income Security Act of 1974;

9.	the Sarbanes-Oxley Corporate Reform Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);

10.	whistle-blower and/or retaliation claims or suits under the Sarbanes-Oxley Act of 2002 and/or the Dodd-Frank Act;

11.	the Family and Medical Leave Act of 1993, as amended;

12.	the Health Insurance Portability and Accountability Act of 1996 (HIPAA);

13.	the Fair Labor Standards Act of 1938, as amended;

14.	the Occupational Safety and Health Act;

15.	the Uniformed Services Employment and Re-employment Act of 1994;

16.	the Worker Adjustment and Retraining Notification Act;

17.	the Lilly Ledbetter Fair Pay Act of 2009;

18.	the Fair Credit Reporting Act;

19.	state workers’ compensation law;

20.	Consumer Credit Protection Act;

21.	Immigration Reform and Control Act of 1986;

22.	National Labor Relations Act;

23.	the Genetic Information Nondiscrimination Act of 2008;

24.	the Age Discrimination in Employment Act;

25.	the South Carolina Payment of Wages Act;

26.	the South Carolina Human Affairs Law;

27.	claims arising under the United States and/or South Carolina Constitutions;

28.	claims for wages and overtime pay and commissions, bonuses, vacation pay or any express or implied contracts;

29.
any common law claims or claims founded in tort (including negligence) for wrongful discharge, negligence, negligent hiring, negligent training or negligent supervision, assault or battery, invasion of privacy, false imprisonment, intentional infliction of emotional distress, defamation, libel, slander, promissory estoppel, detrimental reliance, quantum meruit, unjust enrichment, breach of contract (oral, written or implied), or any other equitable basis or action;

30.	claims that the Company treated or dealt with me unfairly; and

31.
any claims arising under any other federal, state or local law, statute, regulation, ordinance, treaty or law of any other type, or any other cause of action or theory of recovery arising by virtue of my employment relationship and/or affiliation with ScanSource or any public policy, tort or common law.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act, I admit that I have received from ScanSource all rights and benefits, if any, due or potentially due to me pursuant to the Fair Labor Standards Act. I understand and acknowledge that it is the parties’ intent that I release all claims that can be legally released but no more than that.

I affirm that while I was employed with the Company, I had no known and unreported workplace injuries or occupational diseases and was not denied leave under the Family and Medical Leave Act of 1993.

I represent and agree that I have been paid and have received all paid or unpaid leave, compensation, wages, overtime, vacation or sick pay, bonuses and/or benefits to which I may be entitled and no other amounts, except as may be provided in the Employment Agreement, are due to me.

Executive specifically agrees not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) with any agency or in any jurisdiction (state, local, or federal) based on employment with or termination from the Company except as required or protected by law. Executive covenants that he will in no way encourage or assist any person or entity (including, but not limited to, any past, present or future employee(s) of Company) to take part or participate in any legal or administrative action against Company, except as otherwise required or protected by law. Nothing in this Release shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency; however, the parties agree that Executive has released Company from all liability arising from the laws, statutes, and common law listed in paragraph 1 (except as set forth in this paragraph below, with respect to the Age Discrimination in Employment Act (“ADEA”)) and, as such, Executive is not and will not be entitled to any monetary or other comparable relief on his own behalf. Nothing in this Release shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge (with a lawsuit or administrative charge) the validity of Executive’s release of Company in this Release for age claims under the ADEA (which release is provided for in paragraph 2 of this Release). Other than a challenge to the validity of the release of ADEA claims under this Release, Executive has released Company from all liability with respect to the laws, statutes, and common law listed in paragraph 1, including the ADEA.

2.    Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled.  It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.    Executive acknowledges and represents that as an employee of the Company he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of any consideration provided by the Company to the Executive hereunder is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies, and procedures, and with all laws and standards governing the Company’s business.

Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

Executive agrees that he has carefully read this Release and is signing it voluntarily.  Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it.  Executive has the right to revoke this release within seven (7) days following the date of its execution by him, and must deliver written notice of revocation in person to __________ at the following address: _____________________, and such revocation shall not be effective unless actually received by _______, within seven (7) days following the date the release was signed by Executive. If Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND ANY AND ALL OTHER STATE AND FEDERAL LAWS, WHETHER STATUTORY OR COMMON LAW.  EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

 ______________________________
Executive

Date:      _______________________

EXHIBIT C TO EMPLOYMENT AGREEMENT

Definition of Change in Control:

For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)    individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii)    any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 55% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.